Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2019, relating to the consolidated financial statements of Immunic AG and its subsidiaries, appearing in the Form 8-K/A, for the years ended December 31, 2018 and 2017.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

September 20, 2019